Exhibit 99.1
Investor and Media Contact:
Michelle Edwards, Investor Relations
medwards@oxigene.com
650-635-7006
OXiGENE Reports Fourth Quarter and Year-End 2009 Results
SOUTH SAN FRANCISCO, CA — February 25, 2010 — OXiGENE, Inc. (NASDAQ: OXGN, XSSE: OXGN), a clinical-stage, biopharmaceutical company developing novel therapeutics to treat cancer and eye diseases, reported financial results for the quarter and year ending December 31, 2009. The Company also provided an update on recent clinical and corporate progress and outlook for 2010.
Financial Results
The Company reported a consolidated net loss for the fourth quarter of 2009 of $7.5 million, compared with a consolidated net loss of $2.3 million for the same period in 2008. The consolidated net loss for the quarter ended December 31, 2009 was impacted primarily by an increase in operating expenses of approximately $2.8 million and a reduction in the non-cash gain attributable to changes in the fair value of warrants and other financial instruments of approximately $2.2 million.
For year ended December 31, 2009, the consolidated net loss was $28.9 million, compared to a consolidated net loss of $21.9 million for 2008. The consolidated net loss for the year ended December 31, 2009 was impacted primarily by an increase in operating expenses of approximately $5.2 million, a reduction in the non-cash gain attributable to changes in the fair value of warrants and other financial instruments of approximately $1.2 million and a decrease in investment income of approximately $0.5 million.
The increases in operating expenses for the three- and twelve-month periods ended December 31, 2009 over the same periods in 2008 were significantly impacted by an increase in the average headcount of our research and development group to enable the management of several international clinical studies, costs associated with the attempted merger with VaxGen, Inc. in the fourth quarter of 2009 and expenses associated with the departure of senior executives in the 2009 periods.
The net loss applicable to common stock was $0.12 per share for the three-month period ended December 31, 2009, compared to a net loss of $0.05 per share for the same three-month period of 2008. The net loss applicable to common stock was $0.66 per share for the year ended December 31, 2009, compared to a net loss of $0.70 per share for 2008.
In fiscal 2009, OXiGENE recorded the acquisition of the Symphony ViDA variable interest entity as a capital transaction, and the $10.4 million excess of the fair market value of the shares of common stock issued by OXiGENE ($15.6 million) over the carrying value of the non-controlling interest at the time of the acquisition ($5.2 million)

4Q, YE 2009 OXGN Results
February 25, 2010

is reflected as an increase in the loss applicable to common stock within the calculation of basic and diluted earnings per share for the year ended December 31, 2009.
At December 31, 2009, OXiGENE had cash, cash equivalents, restricted cash and marketable securities of approximately $14.1 million. This compared with approximately $33.6 million at December 31, 2008, of which $14.7 million was held by Symphony ViDA.
“OXiGENE today is focused on maximizing the potential of our highest priority clinical programs, streamlining our operations and operating efficiently and cost-effectively,” said Peter Langecker, M.D., Ph.D., OXiGENE’s Chief Executive Officer. “We believe that our ZYBRESTAT clinical program in non-small cell lung cancer is our most valuable near-term product opportunity, and we are looking forward to presenting updated safety and efficacy data from this trial at the American Society for Clinical Oncology meeting in early June. Even though we have curtailed enrollment in the FACT trial, our ZYBRESTAT clinical program in anaplastic thyroid cancer is expected to yield important data later this year or — because the data analysis is event driven — early in 2011. The program remains a valuable asset not as a registration study under a special protocol assessment, but rather as a potential proof-of-concept study for the antitumor activity of ZYBRESTAT. Similarly, we see significant future value and opportunity in our second-generation vascular disrupting agent OXi4503, which is showing promise in acute myelogenous leukemia models and in solid tumors. We believe that our ophthalmology program is a monetizeable asset for which we intend to find an outlicensing partner. In the near term, we anticipate implementing a plan that is designed to position OXiGENE to realize its goals for 2010 and advance key programs toward important inflection and decision points this year.”
    Fourth Quarter 2009 and Recent Highlights
Oncology
•	In November, OXiGENE announced interim safety data from the FALCON trial, a Phase 2 study of ZYBRESTAT plus bevacizumab and chemotherapy in patients with non-small cell lung cancer (NSCLC). The data presented showed that the combination appeared to be well-tolerated, with no overlapping toxicities, and that of the 6 patients to date that have died, 5 were on the control arm of the study while only one was on the treatment (ZYBRESTAT) arm.
•	In December, OXiGENE announced that studies conducted in mouse xenograft and orthotopic models of acute myelogenous leukemia (AML) showed that OXi4503, a second-generation, dual-action vascular disrupting agent (VDA), demonstrated a higher level of anti-leukemic activity when administered as a single agent or in combination with bevacizumab, an anti-VEGF antibody, than when bevacizumab was used alone. The data were presented at the 2009 ASH [SPELL OUT] meeting and results showed that OXi4503 alone and in combination with bevacizumab showed more effectiveness in inducing regression of leukemic cells in bone marrow than bevacizumab alone or placebo.

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February 25, 2010

Business Highlights
•	In October, Peter Langecker, M.D., Ph. D., was appointed interim Chief Executive Officer. The OXiGENE Board of Directors has since appointed Dr. Langecker as Chief Executive Officer.
Financial Outlook for 2010
Statements concerning OXiGENE’s financial outlook for 2010 are forward-looking and are based on current expectations. These statements do not include the potential impact of new business collaborations, equity offerings or other transactions that may be closed or entered into after February 25, 2010.
Cash utilized for operations in fiscal 2009 was approximately $28.7 million. Due to a recently implemented restructuring, OXiGENE expects a reduction in cash utilized for operations in fiscal 2010 from a quarterly average in the first two quarters of the year of approximately $7.5 million to a quarterly average of approximately $4.5 million in the last two quarters of the year.
Anticipated Milestones for 2010
Oncology
•	The company expects to present efficacy and safety data from the FALCON study of ZYBRESTAT in patients with NSCLC at the American Society of Clinical Oncology (ASCO) meeting in June.
•	The company expects to present the final data from the Phase 1 study of OXi4503 in patients with advanced solid tumors at the ASCO meeting in June.
•	The company anticipates completion of enrollment in the ongoing study of OXi4503 in patients with hepatic tumor burden, with final data from this study to be reported by the end of the year.
•	The company anticipates the initiation of a Phase 1 study of OXi4503 in patients with AML. This investigator-sponsored study will be conducted in the United States, and we expect it to build upon the exciting preclinical data presented at 2009 ASH meeting.
Ophthalmology
•	The company anticipates the completion of enrollment in the FAVOR study, a Phase 2 proof-of-mechanism study of ZYBRESTAT, administered intravenously, in patients with polypoidal choroidal vasculopathy (PCV). Data from this study, combined with the preclinical work done to date, will be used to further partnering discussions.

4Q, YE 2009 OXGN Results
February 25, 2010

Conference Call Today
Members of OXiGENE’s management team will review fourth quarter and full-year 2009 results via a webcast and conference call today at 4:30 p.m. ET (1:30 p.m. PST). To listen to a live or an archived version of the audio webcast, please log on to the Company’s website, www.oxigene.com. Under the “Investors” tab, select the link to “Events and Presentations.”
OXiGENE’s earnings conference call can also be heard live by dialing (888) 841-3431 in the United States and Canada, and +1 (678) 809-1060 for international callers, five minutes prior to the beginning of the call. A replay will be available starting at 7:30 p.m. ET, (4:30 p.m. PST) on February 25, 2010 and ending at 7:30 p.m. ET (4:30 p.m. PST) on Wednesday, March 9, 2010. To access the replay, please dial (800) 642-1687 if calling from the United States or Canada, or +1 (706) 645-9291 from international locations. Please refer to replay pass code 58560383.
About ZYBRESTAT (fosbretabulin)
ZYBRESTAT is being evaluated in a Phase 2 study of patients with non-small cell lung cancer and other clinical trials. OXiGENE believes that ZYBRESTAT is poised to become an important product in a novel class of small-molecule drug candidates called vascular disrupting agents (VDAs). Through interaction with vascular endothelial cell cytoskeletal proteins, ZYBRESTAT selectively targets and collapses tumor vasculature, thereby depriving the tumor of oxygen and causing death of tumor cells. In clinical trials in solid tumors, ZYBRESTAT has demonstrated potent and selective activity against tumor vasculature, as well as clinical activity against ATC, ovarian cancer and various other solid tumors.
About OXi4503
OXi4503 (combretastatin A1 di-phosphate / CA1P) is a dual-mechanism vascular disrupting agent (VDA) that is being developed in clinical trials for the treatment of solid tumors. Like its structural analog, ZYBRESTAT™ (fosbretabulin / CA4P), OXi4503 has been observed to block and destroy tumor vasculature, resulting in extensive tumor cell death and necrosis. In addition, preclinical data indicate that OXi4503 is metabolized by oxidative enzymes (e.g., tyrosinase and peroxidases), which are elevated in many solid tumors and tumor white blood cell infiltrates, to an orthoquinone chemical species that has direct cytotoxic effects on tumor cells. Preclinical studies have shown that OXi4503 has (i) single-agent activity against a range of xenograft tumor models; and (ii) synergistic or additive effects when incorporated in various combination regimens with chemotherapy, molecularly-targeted therapies (including tumor-angiogenesis inhibitors), and radiation therapy. OXi4503 is currently being evaluated as a monotherapy in a Phase 1 dose-escalation trial in patients with advanced solid tumors and in patients with hepatic tumor burden.

4Q, YE 2009 OXGN Results
February 25, 2010

About OXiGENE
OXiGENE is a clinical-stage biopharmaceutical company developing novel therapeutics to treat cancer and eye diseases. The Company’s major focus is developing vascular disrupting agents (VDAs) that selectively disrupt abnormal blood vessels associated with solid tumor progression and visual impairment. OXiGENE is dedicated to leveraging its intellectual property and therapeutic development expertise to bring life-extending and life-enhancing medicines to patients.
Safe Harbor Statement
This news release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Any or all of the forward-looking statements in this press release, which include OXiGENE’s anticipated cash utilization, expected initiation, progress, conclusion and reporting on clinical studies and availability of potential strategic collaborations may turn out to be wrong. Forward-looking statements can be affected by inaccurate assumptions OXiGENE might make or by known or unknown risks and uncertainties, including, but not limited to, timing of reporting interim and final data from the Phase 2 clinical trial of ZYBRESTAT in NSCLC, timing of reporting data from the Phase 2/3 clinical trial of ZYBRESTAT in anaplastic thyroid cancer, the enrollment rate and reporting of final results of a Phase 1b clinical trial of OXi4503 in patients with hepatic tumors, initiation of a Phase 1 clinical trial of OXi4503 in acute myeloid leukemia, timing of reporting final results from the ongoing Cancer Research United Kingdom sponsored Phase 1 clinical trial of OXi4503 in patients with advanced solid tumors, enrollment rate and timing of reporting final results from a Phase 2 clinical trial of ZYBRESTAT for ophthalmology in polypoidal choroidal vasculopathy, and timing or execution of a potential strategic collaboration on any product or indication or any other strategic or financing transaction. Additional information concerning factors that could cause actual results to materially differ from those in the forward-looking statements is contained in OXiGENE’s reports to the Securities and Exchange Commission, including OXiGENE’s reports on Form 10-K, 10-Q and 8-K. However, OXiGENE undertakes no obligation to publicly update forward-looking statements, whether because of new information, future events or otherwise. Please refer to our Annual Report on Form 10-K for the fiscal year ended December 31, 2008.
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4Q, YE 2009 OXGN Results
February 25, 2010

	December 31,	December 31,
	2009	2008
Assets
Cash, cash equivalents and marketable securities	$14,072	$18,918
Investments held by Symphony ViDA, Inc.	—	14,663
License agreement	484	581
Other assets	1,061	869

Total assets	$15,617	$35,031

Liabilities and stockholders’ equity

Accounts payable, accrued liabilities and other liabilities	$7,618	$5,826
Derivative liabilty	2,200	466
OXiGENE Inc. stockholders’ equity	5,799	19,307
Noncontrolling interest	—	9,432

Total liabilities and stockholders’ equity	$15,617	$35,031

4Q, YE 2009 OXGN Results
February 25, 2010

	Three months ended		Twelve months ended
	December 31,		December 31,
	2009	2008	2009	2008
License revenue	$—	$—	$—	$12

Operating costs and expenses:
Research and development	5,252	4,706	22,256	18,995
General and administrative	3,356	1,074	8,900	6,957

Total operating costs and expenses	8,608	5,780	31,156	25,952
Loss from operations	(8,608)	(5,780)	(31,156)	(25,940)

Gain from change in fair value of warrants and	1,134	3,335	2,166	3,335
other financial instruments
Investment income	16	72	110	618
Other income (expense), net	(1)	53	(63)	66

Consolidated net loss	$(7,459)	$(2,320)	$(28,943)	$(21,921)

Net loss attributed to noncontrolling interest	(31)	(520)	(4,215)	(520)
Net loss attributed to OXiGENE Inc.	$(7,428)	$(1,800)	$(24,728)	$(21,401)

Excess purchase price over carrying value of	—	—	(10,383)	—
noncontrolling interest acquired in Symphony ViDA, Inc.
Net loss applicable to common stock	$(7,428)	$(1,800)	$(35,111)	$(21,401)

Basic and diluted net loss per common share,	$(0.12)	$(0.05)	$(0.66)	$(0.70)
attributed to OXiGENE, Inc. common shares

Weighted average number of common shares outstanding	62,492	37,482	53,414	30,653